SCHEDULE A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant X

Filed by a Party other than the Registrant __

Check the appropriate box:

X Preliminary Proxy Statement

  Confidential, for Use of the Commission Only
  (as permitted by Rule 14a-6(e)(2))

  Definitive Proxy Statement

  Definitive Additional Materials

  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                               CenCor, Inc.

(Name of Registrant as Specified in Its Charter)

                                                    N/A


(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

__ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), of 14a-
6(i)(2) or Item 22(a)(2) of Schedule 14A.

__ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

 X Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
   Common Stock


(2) Aggregate number of securities to which transaction applies:



(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



(4) Proposed maximum aggregate value of transaction:
   $18,110,000 (Aggregate of cash and property to be distributed to security holders.)

(5)       Total fee paid:
   $3,620.00


__         Fee paid previously with preliminary materials.

CENCOR, INC.

City Center Square
1100 Main Street, Suite 416A
Post Office Box 26098
Kansas City, Missouri 64196

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 11, 1996

TO ALL STOCKHOLDERS:

          Notice is hereby given that the Annual Meeting of the Stockholders of CenCor, Inc. ("CenCor"), a Delaware corporation, will be held on the 11th day of July, 1996, at 2:00 p.m., Kansas City Time, at City Center Square, 2nd Floor Conference Room, Suite 202, 1100 Main Street, Kansas City, Missouri, for the following purposes:

          (1)To elect four members of the Board of Directors for the ensuing year or until their successors are duly elected and qualified;

          (2)To ratify and approve the appointment of the independent auditors for CenCor for 1996;

          (3)To authorize and approve the plan of dissolution and liquidation (the "Plan of Liquidation") recommended by the Board of Directors; and

          (4)To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

          The Board of Directors has fixed the close of business on June 5, 1996, as the record date for the determination of the stockhold-ers entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

                                         BY ORDER OF THE BOARD OF DIRECTORS


                                                          Lisa Henak
                                                          Secretary


Dated:  June 12, 1996.


IMPORTANT--YOUR PROXY IS ENCLOSED

          You are urged to sign, date and mail your proxy even though you may plan to attend the meeting. No postage is required if mailed in the United States. If you attend the meeting, you may vote by proxy or you may withdraw your proxy and vote in person.
By returning your proxy promptly, a quorum will be assured at the meeting, which will prevent costly follow-up and delays.

CENCOR, INC.

City Center Square
1100 Main Street, Suite 416A
Post Office Box 26098
Kansas City, Missouri 64196

________________________________________

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 11, 1996

________________________________________

PROXY STATEMENT

          The accompanying proxy is solicited by the Board of Directors of CenCor, Inc. ("CenCor") for use at its Annual Meeting of Stockholders to be held on Thursday, July 11, 1996, at 2:00 p.m., Kansas City Time, at City Center Square, 2nd Floor Conference Room, Suite 202, 1100 Main Street, Kansas City, Missouri, and any adjournment or postponement thereof. As used herein, and unless the context indicates otherwise, the term "Company" refers to CenCor collectively with its subsidiaries, including Century
Acceptance Corporation ("Century"). Shares represented by duly executed proxies received prior to the meeting will be voted at the meeting. If a stockholder specifies a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted in accordance with the recommendations made therein with respect to the proposals described in this Proxy Statement. Any person giving a proxy has the power to revoke it at any time before it is exercised by giving written notice to the Secretary of the Company at any time prior to its use.

          The Company will bear all the costs of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by personal contact or telephone by certain directors, officers and employees of the company, without payment of additional compensation for doing so. The Company may reimburse brokers or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy soliciting material to beneficial owners. This Proxy Statement and the accompanying form of proxy are being mailed or given to stockhold-ers on or about June 12, 1996.

          Only stockholders of record at the close of business on June 5, 1996, will be entitled to notice of, and to vote at, the meeting. On the record date, the Company had _____ shares of common stock issued and outstanding and entitled to vote at the meeting. Each outstanding share of common stock is entitled to one vote on each matter brought to a vote. Provided a quorum is present, the affirmative vote of a plurality of the shares of common stock voting present in person or represented by proxy at the meeting is required for the election of each nominee. The affirmative vote of a majority of the issued and outstanding shares of common stock present in person or represented by proxy at the meeting is required for ratification and approval of the appoint-ment of the independent auditors for 1996. The affirmative vote of a majority of the issued and outstanding shares of common stock is required for authorization and approval of the Plan of Liquida-tion.

          Management does not know of any matter, other than those referred to in the accompanying Notice of Annual Meeting, which is to come before the meeting. If any other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying form of proxy, or their substi-tutes, will vote in accordance with their judgment of the best interests of the Company on such matters.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

          The following table sets forth, with respect to the Company's common stock (the only class of voting securities), the only person known to be a beneficial owner of more than five percent (5%) of any class of the Company's voting securities as of June 5, 1996.

                                       Number of Shares and
Name and Address                       Nature of Beneficial
of Beneficial Owner                      Ownership<F1>            Percent of Class
Jack L. Brozman, Trustee
Robert F. Brozman Trust
1100 Main St.
Kansas City, Missouri 64105               272,423<F2>                  18%

<F1> Nature of ownership of securities is direct.  Beneficial ownership as shown in the table arises from sole voting power and sole investment power.
<F2> Does not include 34,344 shares held by Jack L. Brozman or 20,025 shares held by or for the benefit of Robert F. Brozman's other children, in which the Robert F. Brozman Trust (the "Trust") disclaims any beneficial interest.

          The following table sets forth, with respect to the Company's common stock (the only class of voting securities), (i) shares beneficially owned by all directors of the Company and nominees for director, and (ii) total shares beneficially owned by directors and officers as a group, as of June 5, 1996.

                                         Number of Shares and
Name and Address of                      Nature of Beneficial
Beneficial Owner                           Ownership<F1>            Percent of Class
Jack L. Brozman                            306,767<F2>                 21%

Edward G. Bauer, Jr.                          --                       --

George L. Bernstein                           --                       --

Marvin S. Riesenbach                          --                       --

Directors and Officers as a Group          306,767<F2>                 21%

<F1> Nature of ownership of securities is indirect.  Beneficial ownership as shown in the table arises from sole voting power and sole investment power.
<F2> Includes 34,344 shares held by Jack L. Brozman and 272,423 shares held by the Trust. Does not include 20,025 shares held by or for the benefit of Robert F. Brozman's other children, in which the Trust disclaims any beneficial interest. Jack L. Brozman is the sole trustee and is also one of the beneficiaries of the Trust.


ELECTION OF DIRECTORS
(Item 1)

          The shares represented by the enclosed proxy will be voted, unless otherwise indicated, for the election of the four nominees for director named below.  The directors to be elected at the
Annual Meeting will serve for one year or until their successors
are duly elected and qualified.   In the unanticipated event that
any nominee for director should become unavailable, the Board of Directors, at its discretion, may designate a substitute nominee, in which event such shares will be voted for such substitute nominee. The Board recommends a vote FOR the election of the four nominees for director named below.

          Name of              Served                            Principal Occupation for
          Nominees             Since      Age               Last Five Years and Directorships
Jack L. Brozman<F1>            1979       46       Chairman of the Board, President and Chief
                                                   Executive Officer of CenCor and Concorde
                                                   Career Colleges, Inc. ("Concorde") since
                                                   June 1991.  Chief Executive Officer of
                                                   Century from July 1991 to August 1992.
                                                   Chairman of the Board and Treasurer, from
                                                   June 1991 until July 23, 1993, and
                                                   President and Director, for more than five
                                                   years prior to July 23, 1993, of La Petite
                                                   Academy, Inc.  Director of Century and Concorde.

Edward G. Bauer, Jr.<F2><F3>   1991        68      Vice President and General Counsel of Philadelphia
                                                   Electric Company for more than the
                                                   five-year period prior to August 1988.  Retired
                                                   from this position at the end of August 1988.

George L. Bernstein<F2><F3>    1991         64     Chief Financial and Administrative Officer
                                                   of Howard Fischer Associates, Inc. (execu-
                                                   tive search firm) since October 1994.  Chief
                                                   Operating Officer of Dilworth, Paxson, Kalish
                                                   & Kauffman, Philadelphia, Pennsylvania
                                                   (law firm) from November 1991 to September 1994.
                                                   Director of R & B, Inc. (distributor of automotive
                                                   parts).  Director of Century effective April 8, 1993.

Marvin S. Riesenbach<F2><F3>   1991          66    Executive Vice President and Chief Financial Officer
                                                   of Subaru of America, Inc. for more than the five years
                                                   prior to October 1990.  Retired from
                                                   this position at the end of October 1990.

<F1> Jack L. Brozman is sole trustee of the Trust.
<F2> Director effective July 1, 1991.
<F3> Member of Special and Audit Committees beginning July 1, 1991.
Elected to Executive Compensation Committee on August 21, 1991.

          The Board of Directors of CenCor held 12 meetings and acted by unanimous written consent on one occasion during the last fiscal year. Standing committees, consisting of the Executive Compensa-tion Committee, the Audit Committee and the Special Committee, held five meetings during the last fiscal year. The Executive Compensa-tion Committee makes salary and bonus recommendations for certain executive officers. The Audit Committee oversees the work of CenCor's independent auditors. The Special Committee has the final authority to thoroughly investigate and report to the Board of Directors on certain matters concerning the misappropriation of CenCor's assets by CenCor's previous chairman of the board, Robert
F. Brozman, or certain of his affiliated privately held companies.
The Special Committee also has the power and authority to consider the adequacy of CenCor's internal controls and procedures and to investigate and report upon such other matters as the Special
Committee considers appropriate.  The Special Committee, the
Executive Compensation Committee, and the Audit Committee are composed of Messrs. Bauer, Bernstein and Riesenbach. CenCor's
Board of Directors does not have a nominating committee.

          Except as described below, the Company believes, based on information filed with the Company, that all reports required to be filed for the past two years with the Securities and Exchange Commission under Section 16 by the Company's executive officers, directors, and ten percent stockholders have been filed in compliance with applicable rules:

          Terri Rinne failed to file this report on Form 3 with respect to her appointment as an executive officer of the Company in July
1995. A report on Form File 5 disclosing the information required by Form 3 (and reporting no common stock ownership or transactions) was subsequently filed, on an untimely basis, with the Securities and Exchange Commission.

           Edward Bauer reported, on an untimely basis, a transaction in CenCor common stock in May 1995.

Executive Officers and Key Employees
of the Company

          For information concerning the person, in addition to Jack L. Brozman, who serves as executive officer of CenCor or Century, see
Item 10 "Directors and Executive Officers of the Registrant" in the accompanying Annual Report on Form 10-K for the year ended December
31, 1995 (the "10-K Report").


Executive Compensation and Certain
Transactions

Summary Compensation Table

          For information concerning the Company's executive and director compensation, see Item 11 "Executive Compensation" in the 10-K Report.

Executive Compensation Committee Report

          The Executive Compensation Committee (the "Committee") which consists of three non-employee directors of the Company, has prepared this report for inclusion in the Proxy Statement. The Committee, which has actively functioned since early 1993, makes salary and bonus recommendations for certain of the Company's executive officers. The Committee attempts to set executive officers' compensation at levels which are fair and reasonable to the stockholders of the Company and which will attract, motivate, retain and appropriately reward experienced executive officers who contribute to the success of the Company.

          Due in part to the limited number of executive officers of the Company, the Committee's compensation policies are informal.
Executive officers' compensation is recommended by the Committee after a review which utilizes the business experience and knowledge of the Committee members. Its decisions are not based upon any specific criteria or financial performance measure. In determining compensation, the Committee considers a number of factors, including the financial condition of the Company, the Company's recent financial performance, the past performance of the executive officer, and the Company's operating plans for the current year.
Given the Company's turbulent financial conditions since the summer of 1991, the Committee has given particular significance to the ability of the executive officer to reestablish credibility with the Company's creditors.

          The Committee only reviewed and recommended the compensation of two executive officers during 1995, Mr. Jack Brozman, the Company's Chief Executive Officer, and Ms. Terri Rinne, the
Company's Vice President. During 1995, the Committee also reviewed and recommended certain modifications to outstanding stock appreciation right agreements with Mr. Brozman, and two other
Company executives, Patrick Healy, the Company's former Chief
Financial Officer, and Dennis Berglund, Century's former Chief
Executive Officer.

          With respect to Mr. Brozman, the Committee determined in 1995 that it would be beneficial to the Company if the Company had an employment agreement with Mr. Brozman, which was not then the case. Accordingly, the Committee negotiated the terms of a three-year employment contract with Mr. Brozman commencing on July 3, 1995 and continuing until June 30, 1998. Mr. Brozman's employment agreement provides for the following annual salary amounts for the periods indicated:

                   Year                                   Salary

          July 3, 1995 - June 30, 1996                  $225,000
          July 1, 1996 - June 30, 1997                   175,000
          July 1, 1997 - June 30, 1998                   125,000

In arriving at these amounts, the Committee considered Mr. Brozman's cash compensation (salary plus bonuses) for the preceding two years ($160,000 and $150,000 for 1994 and 1993 respectively), the time he devotes to the affairs of the Company (approximately one-third to one-fourth of his time), the degree of responsibility that he assumed during the extremely turbulent prior three years, his performance to the Company in the negotiation and sale of Century, and his projected reduced responsibilities occasioned by the anticipated winding-up of the Company's affairs. With respect to Ms. Rinne, the Committee determined that her salary should be increased as a result of her being promoted to the position of Vice-President. Her salary was set at $50,000 per year effective July 1, 1995 and subsequently increased to $60,000 per year effective January 1, 1996.

          With respect to the stock appreciation rights ("SARs") in 1994, the Committee approved the execution by the Company of stock appreciation rights agreements with Messrs. Brozman, Healy and Berglund. Mr. Berglund, Mr. Brozman and Mr. Healy were granted 30,000, 15,000 and 10,000 SARs effective June 28, 1994. These agreements further provided that each executive would further be entitled to a like number of SAR units on June 28, 1995, provided the executive was still employed by the Company at that time. Pursuant to these SAR agreements, the executive would receive compensation for his units at the earlier of his death, permanent disability, involuntary termination of employment without cause, or December 31, 1998, equal to that amount by which the per share value of Century at such time (as determined by a formula in the Agreement) exceeds $13.72. If substantially all of the assets or stock of Century were sold prior to December 31, 1998, the amount to be paid to the Executive would be equal to the amount by which the net liquidation recovery per share of Century stock exceeded $13.72. The Committee agreed, for purposes of the SARs, that the net liquidation recovery per share of Century stock was $13.72 as of December 31, 1993.

          The Committee reviewed these outstanding SARs in early 1995 and determined that the grant date for the 1995 SARs should be changed to March 1, 1995 instead of June 28, 1995.

          The Committee also took up Mr. Healy's stock appreciation rights in light of his resignation from full-time employment with CenCor in January 1995. At the time he resigned, Mr. Healy agreed to part-time employment with CenCor and to act as CenCor's representative on the Board of Directors of Century. In recogni-tion of Mr. Healy's continuing part-time services and his designa-tion as CenCor's representative on the Century Board of Directors, the Committee recommended that his benefits under his outstanding SARs should continue, but only with respect to a sale of Century at any time on or before December 31, 1995.

          The 1995 employment terms for the other key executives of Century were negotiated by Century's President. The CenCor Board of Directors received general informational reports about any changes in compensation arrangements for continuing executives of Century and arrangements with newly hired Century executives.
These matters were considered by the CenCor Board primarily in the context of an overall budget and not as part of an in-depth consideration of compensation arrangements of the individual Century executives.

          Except for increasing Ms. Rinne's salary effective January 1, 1996 as discussed above, the Compensation Committee has not made any recommendations concerning 1996 compensation for the Company's remaining executive officers.

          Executive Compensation Committee: Marvin S. Riesenbach, Chairman; Edward G. Bauer, Jr. and George L. Bernstein.

Common Stock Performance

          The following graph shows a comparison of cumulative total returns for the Company, a broad market NASDAQ Index, and an industry index for the five-year period ended December 31, 1995.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS


Table depicts the following total return analysis:


                        12/31/90    12/31/91   12/31/92   12/31/93  12/31/94    12/31/95
CenCor, Inc.            $100.00      $82.14      $7.14      $7.14      $8.00       $50.00
Peer Group              $100.00     $309.21    $582.01    $770.85    $564.62      $771.43
Nasdaq Composite (US)   $100.00     $160.56    $186.87    $214.51    $209.69      $296.30

          The above graph compares the performance of the Company's common stock with that of a broad market index for NASDAQ Stock Market (U.S. Companies) and an Industry Index. The Industry Index is made up of companies quoted on NASDAQ that have the following Standard Industrial Classification Codes: 6140 through 6149. The Company's common stock was delisted from the NASDAQ National Market System on December 7, 1992 because of the Company's failure to meet the NASDAQ capital and surplus requirements. Since that time, the Company's common stock has been quoted on an inter-dealer basis in the over-the-counter market on the OTC Bulletin Board.


Certain Relationships and
Related Transactions

          For information concerning certain relationships and related transactions, see Item 13 "Certain Relationships and Related
Transactions" in the 10-K Report.


APPROVAL OF AUDITORS FOR THE COMPANY
(Item 2)

          The Board of Directors has selected and appointed Ernst & Young LLP as the auditors for the Company for the year 1996.

          The following resolution will be offered at the Annual
Meeting:

"RESOLVED, the action of the Board of Directors in appointing Ernst
& Young LLP as the independent auditors of the Company for 1996 is hereby ratified and approved."

          It is anticipated that representatives of Ernst & Young LLP will attend the Annual Meeting. The representatives of Ernst &
Young will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

          The Board recommends you vote FOR the appointment of Ernst & Young LLP as the independent auditors and your proxy will be so voted unless you specify otherwise.


PROPOSAL TO ADOPT PLAN OF
DISSOLUTION AND LIQUIDATION
(Item 3)

          On January 22, 1996, the CenCor Board adopted a resolution deeming it advisable that CenCor should be dissolved and adopted at that time a plan of dissolution and liquidation (the "Plan of Liquidation"). The CenCor Board further resolved that the Plan of Liquidation be submitted to the stockholders for approval. Accordingly, the following resolution will be offered at the Annual
Meeting:

"RESOLVED, that the Plan of Liquidation recommended by the Board of Directors be authorized and approved."

The Board recommends a vote FOR authorization and approval of the Plan of Liquidation.

Background of Proposed Liquidation

          Prior to June 30, 1995, CenCor was engaged in the consumer financing business through its wholly-owned subsidiary, Century. CenCor functioned as a holding company. As a result of a number of adverse developments, the Company began experiencing severe liquidity problems in 1991. In response to these liquidity problems, CenCor's Board initially formulated a plan in 1992 whereby CenCor eventually would be dissolved and its net assets distributed to stockholders pro rata after its assets had been sold and after its direct and contingent liabilities had been paid or provided for. Unfortunately, CenCor was unable to receive a satisfactory offer for its principal business, Century, at that time. In 1993, CenCor obtained confirmation of its prepackaged bankruptcy plan of reorganization (the "Plan of Reorganization") under Chapter 11 of the United States Bankruptcy Code. The purpose of the Plan of Reorganization was to modify and defer CenCor's debt service obligations to a time when CenCor's investment in Century would have grown such that CenCor could liquidate its investment in Century and have funds available to distribute to its creditors and stockholders.

          Effective June 30, 1995, Century consummated the sale of its consumer finance business. Under the terms of the sale, Century received $128.7 million for substantially all of its assets. As a result of the sale, Century was able to redeem all of its outstand-ing secured notes held by its lenders for a purchase price equal to the principal amount of the secured notes (approximately $102 million together with interest). The lenders also surrendered for cancellation outstanding warrants which would have allowed them to acquire up to 30% of Century.

          With the sale of its consumer finance business, CenCor's business purpose as a holding company no longer exists. The Company has not conducted ongoing operations since the sale. Moreover, based upon the amount obtained from its investment in Century, plus the amounts received in settlement of claims against third parties, the Board believes that the objectives of its Plan of Reorganization have been achieved. Assuming CenCor had fully liquidated and distributed its assets by December 31, 1995 and assuming further that the Company's actual realizable value of its assets and liabilities as identical to the Company's estimated fair value of these items, CenCor's stockholders would have received $18,110,000 in distributions or approximately $12.17 per share, less expenses. The actual amount to be received upon complete liquidation may be adversely effected by claims arising from indemnification obligations resulting from the sale of Century's assets, unanticipated tax liabilities, the ultimate amount collected on the Company's investment in Concorde or other foreseen factors. The actual liquidation amount may be reduced by legal matters, including class action lawsuits pending in Alabama against Century.

          For the reasons described above, the Board determined that it was in the best interest of the stockholders that CenCor be liquidated. Prior to deeming it advisable that the Company should be dissolved, the Board considered the alternative of acquiring another ongoing business. The Board rejected this alternative believing it not to be in the best interest of the stockholders as well as not being within the spirit of the Plan of Reorganization.

Terms of the Plan of Liquidation

          The Plan of Liquidation, which is attached hereto as Exhibit A, provides that, if requisite stockholder approval is received, the officers and directors of CenCor will promptly execute and file a Certificate of Dissolution (the "Certificate of Dissolution") with the Secretary of State of the State of Delaware. The Plan of Liquidation provides that CenCor will be fully liquidated within three years of the effective date of the Certificate of Dissolution which is October 1, 1996. During this three-year period, CenCor will not engage in any business activities, except for preserving the value of its assets, adjusting and winding-up its business and affairs, and distributing its assets in accordance with the Plan of Liquidation. The Company's debts and liabilities will either be paid, as they become due, or otherwise provided for prior to distributions being made to stockholders.

          Under Delaware law, CenCor will continue at a corporate entity for three years after the dissolution becomes effective, or for such longer period as the Delaware Court of Chancery directs in its own discretion, for the purpose of prosecuting and defending suits by or against CenCor and winding up the business and affairs of CenCor, but not for the purpose of continuing the business of CenCor.

          At such time as the Board has determined that all claims and liabilities have been identified and paid or provided for, which the Board does not expect to occur prior to 1999, CenCor will distribute in one or a series of distributions, at any time and from time to time, as the Board in its discretion may determine, all funds resulting from CenCor's liquidation to the stockholders in accordance with the respective rights of each. The proportion-ate interest of the respective stockholders and the assets of CenCor would be fixed on the basis of their ownership of the outstanding shares of CenCor on a record date to be determined by the Board.

Activities During Period of Liquidation

          The Company's activities during the period of liquidation will focus on collection of various amounts owed to it, including the collection of its investment in Concorde Career Colleges, Inc. ("Concorde") and the previous charged-off Concorde receivables received in payment of accrued interest. The Company will also closely monitor claims arising from indemnification obligations to the buyer of Century in order to maximize the value of the escrow fund established as a result of the sale. Until the Company's long-term debt becomes payable and distributions are made to its stockholders, the board will invest the available proceeds from the sale of Century and the Company's other cash in short-term government and government agency instruments. The Company's expenses during the period of liquidation are expected to consist primarily of salaries, professional fees, stockholder communication expenses and other liquidation expenses. To the extent not offset by interest income, these expenses will reduce the amount available for ultimate distribution to stockholders. During the period of liquidation, CenCor's directors and officers would implement and carry out the provisions of the Plan of Liquidation and would receive compensation for their services. The compensation for these individuals could be more or less than historically paid to them.

Required Stockholder Vote

          Under Delaware law, the Plan of Liquidation requires the affirmative approval of a majority of the issued and outstanding shares of common stock entitled to vote. The Board of Directors has been informed that Jack Brozman, who has the authority to vote 21% of the common stock, intends to vote all of these shares in favor of the Plan of Liquidation.

          Under Delaware law, stockholders of CenCor do not have the right to dissent or demand appraisal of their shares if the Plan of Liquidation is adopted. Accordingly, if the Plan of Liquidation is adopted, all stockholders will be bound by its terms whether or not they vote for the Plan.

          If the stockholders do not approve the Plan of Liquidation, the Board will in all likelihood seek liquidation of CenCor under the supervision of the United States Bankruptcy Court that has retained jurisdiction of the Plan of Reorganization, on the basis that the sale of Century accomplished the Plan of Reorganization.
The Board believes that a bankruptcy court-supervised liquidation would result in additional legal and administrative fees and expenses, which would reduce the amount payable to stockholders upon liquidation.

Certain Federal Tax Consequences

          Until CenCor is regarded for federal income tax purposes as having completely liquidated, CenCor will remain subject to federal income tax on its taxable income, including any gain derived from the sale of its assets and any interest income earned on amounts retained by CenCor. If CenCor distributes any property in kind to its stockholders, it will be required to recognized gain (or loss) as if it sold such property for its fair market value.

          CenCor expects to make one or more distributions to its stockholders through pro rata distributions. The amount of cash and the fair market value of any property received by a stockholder as a pro rata distribution generally will be treated first as a tax-free return of capital to the extent of such stockholder's tax basis in such stockholder's shares of CenCor common stock (and result in a corresponding reduction in such stockholder's tax basis in such shares) and any distribution in excess of such stockholder- 's tax basis in such stockholder's shares of CenCor common stock generally will be treated as capital gain. If any stockholder does not obtain a full recovery of such stockholder's tax basis in such stockholder shares of CenCor common stock, such stockholder generally will realize a capital loss when the final liquidating distribution is made by CenCor. The foregoing determinations of basis recovery and gain (or loss) will be made separately for each share of CenCor capital stock held by a stockholder.

          THE FOREGOING DISCUSSION DOES NOT ATTEMPT TO COMMENT UPON ALL THE VARIOUS PROVISIONS OF THE INTERNAL REVENUE CODE THAT MAY BE APPLICABLE TO CENCOR OR ITS STOCKHOLDERS WITH RESPECT TO THE PLAN
OF LIQUIDATION. EACH STOCKHOLDER IS ADVISED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE,
LOCAL AND OTHER TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE PLAN OF LIQUIDATION IN LIGHT OF SUCH STOCKHOLDER'S OWN PARTICULAR TAX SITUATION.

Regulation During the Liquidation

          Because of the sale of Century's consumer finance business, CenCor may be an "investment company" as defined in the Investment Company Act of 1940 (the "1940 Act"). The 1940 Act generally requires investment companies to register with the Securities and Exchange Commission after which their capital structure, securities issuances, investments and transactions with affiliates, along with numerous other activities would become subject to extensive regulation. The 1940 Act does not, however, require an investment company to register if its only activities are those "merely incidental to its dissolution". CenCor believes that in light of the dissolution exception from registration under the 1940 Act, CenCor will not have to register under such act, assuming that the Plan of Liquidation is approved by the stockholders.

Surrender of Certificates for Common Stock

          At such time as the respective interest of the stockholders are fixed on the basis of the ownership of their outstanding shares of common stock of CenCor on a record date determined by the Board (the "Record Date"), it is anticipated that the stock transfer books of CenCor will be closed, no further transfers will be recorded on CenCor's books, and no further stock certificates will be issued, other than replacement certificates. All distributions from CenCor on or after the Record Date will be made to stockhold-ers according to their stockholdings as of the Record Date. As soon as practicable after the determination of the Record Date, stockholders will be advised of the procedures for surrendering certificates representing their shares of common stock. Stockhold-ers should not forward their stock certificates before receiving those instructions. All distributions otherwise payable by CenCor to stockholders who have not surrendered their stock certificate and executed and returned such documents may be held for such stockholders, without interest, until the surrender of their certificates (subject to the laws relating to unclaimed property).


STOCKHOLDER PROPOSALS

          In the event any stockholder intends to present a proposal at the Annual Meeting of Stockholders to be held in 1997, such proposal must be received by the Company, in writing, on or before January 6, 1997, to be considered for inclusion in the Company's next Proxy Statement.


VOTING PROXIES AND OTHER MATTERS

          Proxies will be voted in accordance with the choices specified on the form of proxy. If no choice is specified, shares will be voted: (i) "FOR" the nominees listed on the proxy and in this Proxy Statement; (ii) "FOR" ratification and approval of the appointment of Ernst & Young LLP as the independent auditors for the Company for 1996; and (iii) "FOR" authorization and approval of the Plan of Liquidation.

          Management of the Company does not intend to present any business to the Annual Meeting except as indicated herein and presently knows of no other business to be presented at the Annual Meeting. Should any other business come before the Annual Meeting, the persons named in the accompanying form of proxy will vote the proxy in accordance with their judgment of the best interests of the Company on such matters.


ANNUAL REPORT

          The Company's 1995 Annual Report, which includes audited financial statements, has been mailed to stockholders of the Company with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

          WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN TO THE COMPANY THE ACCOMPANYING
PROXY.  IF YOU ARE PRESENT AT THE MEETING, YOU MAY WITHDRAW YOUR
PROXY AND VOTE YOUR SHARES IN PERSON.

                                    BY THE BOARD OF DIRECTORS


                                        Lisa Henak
June 12, 1996                           Secretary